UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 23, 2004

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5005 E. Mc Dowell Road Phoenix, AZ	85008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 602-244-6600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 23, 2004, ON Semiconductor Corporation (the “Company”) and its wholly owned subsidiary Semiconductor Components Industries, LLC (“SCI LLC”) entered into an amendment and restatement of the Company’s senior secured credit agreement to revise certain terms and increase the size of the existing senior secured term loan (as revised, the “Amended Term Facility”) with JPMorgan Chase Bank, N.A., as administrative agent for various lenders. Borrowings have increased from approximately $320.2 million under the existing term facility to approximately $645.5 million under the Amended Term Facility and will bear interest at a rate of LIBOR plus 300 basis points, except that for any day on which the Amended Term Facility has a credit rating of at least B from Standard & Poor’s Rating Service and at least B2 from Moody’s Investors Service, the Amended Term Facility will bear interest at a rate of LIBOR plus 275 basis points. The Amended Term Facility will mature on December 15, 2011 unless (i) the Company’s Zero Coupon Convertible Senior Subordinated Notes due 2024 have not been repaid, redeemed or repurchased in full on or prior to December 15, 2009, in which case the maturity date will be December 15, 2009, or (ii) the Company’s 10% Junior Subordinated Note due 2011 has not been repaid, redeemed or repurchased in full on or prior to December 15, 2010, in which case the maturity date will be December 15, 2010. The Amended Term Facility contains covenants and events of default substantially identical to, and is guaranteed by the same subsidiaries of the Company and secured by the same assets as, the existing term facility. The gross proceeds from the Amended Term Facility were used to prepay the Company’s existing term facility and to purchase $195 million principal amount of the Company’s 12% Senior Secured Notes due 2008 (the “2008 Notes”) and $130 million principal amount of the Company’s 12% Senior Secured Notes due 2010 (the “2010 Notes” and, together with the 2008 Notes, the “Notes”), each of which were previously issued by the Company and SCI LLC and which comprised 100% of the principal amount of the outstanding notes of each series. The Notes were purchased pursuant to a tender offer and consent solicitation commenced by the Company on December 1, 2004 and described more fully in a Form 8-K furnished by the Company on December 1, 2004.

The Company maintains ordinary banking and investment banking relationships with the lenders under the Amended Term Facility. In addition, the Company retained Morgan Stanley & Co. Incorporated as Dealer Manager in connection with the tender offer. For these services, the parties have received, and may in the future receive, customary compensation and expense reimbursement.

Item 1.02 Termination of a Material Definitive Agreement.

As described in Item 1.01 above, as a result of the entry into the Amended Term Facility by the Company, the Company’s existing term facility was prepaid in full and the obligations of the Company under the existing term facility were terminated. The existing term facility was entered into on April 22, 2004 with JPMorgan Chase Bank, as administrative agent for the various lenders, and bore interest at the rate of LIBOR plus 275 basis points. The Company was not obligated to pay any early termination or prepayment penalties in connection with the termination of the existing term facility. The information set forth in Item 1.01 above is incorporated by reference into this Item 1.02. In addition, as a result of the entry into the Amended Term Facility, the Company repurchased all of the outstanding 2008 Notes and 2010 Notes, and the related indentures will be discharged as promptly as practicable.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.03 Material Modification to Rights of Security Holders.

Pursuant to the tender offer and consent solicitation for the Notes, supplemental indentures for both series of Notes have become effective, modifying or eliminating substantially all of the restrictive covenants contained in the indentures for both series of Notes. The Company has purchased all outstanding Notes of both series pursuant to the tender offer and all such Notes have been cancelled and the related indentures will be discharged as promptly as practicable.

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Item 8.01. Other Events.

Attached to this Current Report as Exhibit 99.1 is a copy of a news release for ON Semiconductor Corporation dated December 23, 2004 titled “ON Semiconductor Successfully Refinances its Senior Secured Credit Facility and Purchases $325 Million of Senior Secured Notes.” Also attached to this Current Report, as Exhibit 99.2, is a copy of a news release for ON Semiconductor Corporation dated December 23, 2004 titled “ON Semiconductor Updates Interest Expense Guidance after Successful Purchase of $325 Million of Senior Secured Notes.”

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Number	Description
99.1	News release for ON Semiconductor Corporation dated December 23, 2004 titled “ON Semiconductor Successfully Refinances its Senior Secured Credit Facility and Purchases $325 Million of Senior Secured Notes.”

99.2	News release for ON Semiconductor Corporation dated December 23, 2004 titled “ON Semiconductor Updates Interest Expense Guidance after Successful Purchase of $325 Million of Senior Secured Notes.”

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

ON Semiconductor Corporation
Registrant

Date: December 23, 2004	By:	/S/ DONALD A. COLVIN
	Name:	Donald A. Colvin
	Title:	Chief Financial Officer

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Exhibit Index

Number	Description
99.1	News release for ON Semiconductor Corporation dated December 23, 2004 titled “ON Semiconductor Successfully Refinances its Senior Secured Credit Facility and Purchases $325 Million of Senior Secured Notes.”

99.2	News release for ON Semiconductor Corporation dated December 23, 2004 titled “ON Semiconductor Updates Interest Expense Guidance after Successful Purchase of $325 Million of Senior Secured Notes.”

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